UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	January 26, 2009

First Business Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	0-51028	39-1576570
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

401 Charmany Drive, Madison, Wisconsin 53719
(Address of principal executive offices, including zip code)
(608) 238-8008
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2009 the Board of Directors of First Business Financial Services, Inc. (the “Company”) approved an amendment (the “Amendment”) to the Company’s Annual Incentive Bonus Plan (the “Plan”). Prior to the Amendment, the Plan provided for three equally weighted performance measures: (1) return on equity; (2) net interest income plus fee income (top line growth) and (3) adjusted net income (defined as net income after tax, before loan loss provision and after actual net charge offs).

The Amendment changed the performance measures to the following three equally weighted performance measures: (1) return on equity for purposes of calculating the Company portion of the payout mix, and return on assets for purposes of calculating a subsidiary entity’s (“Entity”) portion of the payout mix; (2) net interest income plus fee income (top line revenue) and (3) adjusted net income (measured for the Company as net income pre-tax, pre-loan loss provision and after actual net charges offs, and measured for the Entities as net income pre-tax, pre-allocation, pre-loan loss provision and after actual net charge offs).

The Amendment additionally (a) clarifies that First Business Trust & Investment will use two equally weighted criteria: top line revenue and adjusted net income; (b) provides that the Company portion of the payout mix for Entity employees is based on Company ROE only, (c) clarifies that if an employee transfers between Entities or between the Company and an Entity on or after July 1, the employee’s bonus will be calculated based on the performance of the Entity or the Company where they were employed prior to the transfer and (d) provides that upon approval by an Entity President and the Company CEO, bonus funds may be redistributed within the Entity to eligible participants as circumstances and individual performance warrants.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits. The following exhibit is filed herewith:

(99.1) First Business Financial Services, Inc. Annual Incentive Bonus Plan, as amended.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST BUSINESS FINANCIAL SERVICES, INC.
Date: January 30, 2009	By: /s/ James F. Ropella
James F. Ropella, Senior Vice President and Chief
Financial Officer